CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 33-85896) and Form S-8 (File No. 33-78592, File No. 333-69913 and File No. 333-79445), of D&E Communications, Inc. of our report dated February 29, 2000, on our audits of the consolidated financial statements of EuroTel L.L.C. which appear in this Form 10-K.



/s/ PricewaterhouseCoopers LLP

Omaha, Nebraska
March 24, 2000